Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made this 23rd of March 2005, between Prosoft Learning Corporation, a Nevada corporation (the “Company”), and Benjamin M. Fink (the “Employee”).

WHEREAS:

A. The Company is engaged in the provision of information and communications technology content and certifications.

B. The Company and Employee desire to enter into this Employment Agreement to memorialize the terms of employment.

C. NOW, THEREFORE, in consideration of the promises and mutual covenants herein set forth, the parties do hereby agree and promise as follows:

1. Employment. The Company hereby employs Employee and Employee hereby accepts employment under the terms and conditions set forth below. The Employee’s title shall be President and Chief Executive Officer. Employee is appointed to this position on an “acting” or “interim” basis as of the date hereof; accordingly, certain provisions of this Agreement are structured to reflect this fact. Should Employee be appointed to this position in a “permanent” capacity, this Agreement will be modified or replaced thereafter to reflect that fact.

2. Duties.

2.1 The Employee shall perform such executive, managerial, supervisory, and development duties in connection with the business of the Company as the board of directors of the Company may from time to time assign consistent with Employee’s title.

2.2 Employee will report and be responsible to the board of directors.

2.3 Employee agrees to devote his full business time, energy and skills to such employment subject to absences and customary vacations and for temporary illnesses.

2.4 Employee will not engage in other gainful occupation during the term of this Agreement without prior written consent of the Company; provided, however, that nothing contained herein shall be construed to prevent the Employee from trading for his own account and benefit in stocks, bonds, securities, real estate, commodities and other forms of investments.

3. Term. The term of this Agreement shall begin on March 15, 2005 and shall continue until March 14, 2007, unless earlier terminated pursuant to the provisions hereof.

4. Compensation.

4.1 Employee shall receive a base salary of $200,000 per year payable in equal installments on the Company’s regular payroll dates (“Base Salary”), which Base Salary the Company shall continue to pay during the term of this Agreement until the Company is no longer obligated to pay the same pursuant to the provisions of Section 6 hereof.

4.2 Employee shall be entitled to a periodic award of options under the Company’s plan, which may be in place. The Company will recommend to the Board of Directors that Employee be granted 33,333 options, which shall be vested 33% three months following the grant date, an additional 23% six months following the grant date, an additional 22% nine months following the grant date, and the remaining 22% twelve months following the grant date. These options will be issued when granted by the Board; the strike price will be the then-current common share price when awarded.

4.3 The Company shall pay Employee’s reasonable expenses in maintaining his professional standing. The Company shall also pay Employee’s reasonable costs to relocate his permanent residence to Phoenix, Arizona.

4.4 In addition to Employee’s Base Salary, Employee shall be entitled to receive an annual incentive bonus payment of up to $150,000. Bonus amounts payable shall be paid to Employee promptly upon being earned. The bonus shall be determined as follows:

(a) $50,000 shall be earned by Employee upon the Company achieving fiscal quarterly revenue of at least $2,500,000 in a quarter during the first contract year, and of at least $3,500,000 in a quarter during the second contract year, given the existing business model remains substantially unchanged (should the business model change this amount will be adjusted to remain relevant), such amount to be earned no more than once during a contract year, and

(b) $7,500 shall be earned by Employee for each fiscal quarter (and paid promptly thereafter) during which at least one of the following occurs: (i) the Company’s quarter-end balance sheet reflects at least $1,200,000 of cash and equivalents; or (ii) the Company increases cash profitability month-over-month in each of the three months during the quarter; or (iii) the Company increases cash profitability by no less than 10% in total over the prior quarter; or (iv) the Company increases revenue by no less than 15% over the prior quarter.

(c) up to $70,000 shall be earned by Employee as determined by the Board of Directors in its sole discretion. The Board of Directors will determine the amount earned by Employee taking into consideration various factors including but not limited to the Company’s overall performance and Employee’s overall performance.

5. Termination.

5.1 The Company may terminate this Agreement for cause by giving Employee written notice. “Cause” shall mean gross negligence or willful misconduct in the performance of Employee’s duties hereunder, willful breach or habitual neglect of duties, defalcation, fraud, conviction of a felony, or incarceration for not less than 30 consecutive days, all as determined by the Board of Directors. If Employee disputes the Company’s right to terminate this Agreement for Cause, the dispute shall be resolved in accordance with Section 10 hereof.

5.2 The Company may terminate this Agreement if Employee is mentally or physically disabled and such disability renders him unable to perform his duties under this Agreement for 90 consecutive days in any 12-month period.

5.3 Employee may terminate this Agreement voluntarily by providing the Company with written notice specifying the date of such termination not less than 90 days prior to the effective date of termination.

5.4 The Company may terminate this Agreement without Cause (i) prior to the end of the first anniversary of this Agreement, by naming a permanent President and Chief Executive Officer of the Company with written notice to Employee specifying the date of such termination not less than 60 days prior to the effective date of termination, or (ii) by providing Employee with written notice specifying the date of such termination not less than 90 days prior to the effective date of termination.

6. Effect of Termination.

6.1 If Employee’s employment hereunder is terminated for Cause pursuant to Section 5.1, the Company shall pay to Employee the Base Salary through the effective date of such termination, plus the value of any accrued and unused vacation, The Company shall also pay to Employee any bonus earned under the terms of Section 4.6. The Company shall thereafter have no further obligations under this Agreement.

6.2 If Employee’s employment hereunder is terminated pursuant to Section 5.2 or Section 5.4(ii), the Company shall (i) pay to Employee $250,000, plus the Base Salary through the effective date of such termination, plus the value of any accrued and unused vacation and (ii) provide acceleration and immediate vesting of all of Employee’s stock options from the Company which have not yet vested at that time, and such accelerated options as well as any other options which have vested and are then exercisable shall be exercisable for a period of three (3) months following the date of termination and shall then expire and be of no further force or effect. The Company shall also pay to Employee any bonus earned under the terms of Section 4.4. The Company shall thereafter have no further obligations under this Agreement.

6.3 If Employee’s employment hereunder is terminated by Employee pursuant to Section 5.3, the Company shall pay to Employee the Base Salary through the effective date of such termination, plus the value of any accrued and unused vacation. The Company shall also pay to Employee any bonus earned under the terms of Section 4.4. The Company shall thereafter have no further obligations under this Agreement.

6.4 If Employee’s employment is terminated pursuant to Section 5.4(i), the Company shall (i) pay to Employee $175,000, plus the Base Salary through the effective date of such termination, plus the value of any accrued and unused vacation and (ii) provide acceleration and immediate vesting of all of Employee’s stock options from the Company which have not yet vested at that time, and such accelerated options as well as any other options which have vested and are then exercisable shall be exercisable for a period of three (3) months following the date of termination and shall then expire and be of no further force or effect. The Company shall also pay to Employee any bonus earned under the terms of Section 4.4. The Company shall thereafter have no further obligations under this Agreement.

6.5 Upon receiving written notice of the Company’s intent to terminate this Agreement pursuant to Section 5.4(i), Employee shall have the one-time option to choose to remain with the Company in the position of Executive Vice President and Chief Operating Officer, reporting to the new President and Chief Executive Officer of the Company. Employee shall have sixty (60) days to provide written notice to the Company of his decision either (i) to accept the termination provisions of Section 6.4 or (ii) to remain with the Company. If Employee chooses to remain with the Company, all terms of this Agreement will remain unchanged with the exception of Sections 1, 2.1, 2.2, and 5.4(i), each of which will be modified to reflect the change in title and status.

7. Change of Control.

7.1 For purposes of this Agreement, a “Change of Control” shall mean the occurrence of any one of the following events:

(i) any corporation, partnership, person, other entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (collectively, a “Person”), acquires shares of capital stock of the Company representing more than fifty percent (50%) of the total number of shares of capital stock that may be voted for the election of directors of the Company; or

(ii) a merger, consolidation or other business combination of the Company with or into another Person is consummated, as a result of which the stockholders of the Company immediately prior to the consummation of such transaction own, immediately after consummation of such transaction, equity securities possessing less than fifty percent (50%) of the voting power of the surviving or acquiring Person (or any Person in control of the surviving or acquiring Person), the equity securities of which are issued or transferred in such transaction; or

(iii) all or substantially all of the assets of the Company are acquired by another Person; or

(iv) any transaction is consummated following which the strategic direction, corporate structure, composition of the Board of Directors, budgeting, capital spending, or investment strategy are determined or controlled by a different party than they were prior to the consummation of such transaction.

7.2 Upon the occurrence of a Change of Control during the term of this Agreement, all options held by Employee shall immediately vest, and such accelerated options as well as any other options which have vested and which are then exercisable shall remain exercisable until expiration or earlier termination pursuant to the terms of the respective original option agreements.

7.3 If upon the completion of a Change of Control Employee is not the President and Chief Executive Officer of the ultimate parent organization of which the Company is then a part, then the Company shall immediately make a payment to Employee equal to $250,000. The Company shall also pay to Employee any bonus earned under the terms of Section 4.4 and any Base Salary due through the effective termination date of Employee’s employment hereunder. The Company shall thereafter have no further obligations under this Agreement.

7.4 Withholding Taxes and Other Deductions. To the extent required by law, the Company shall withhold from any payments due Employee under this Agreement any applicable Federal, state or local taxes and such other deductions as are prescribed by law or Company policy.

8. Proprietary Information.

8.1 Employee understands that the Company possesses and will continue to possess information that has been created, discovered, developed or otherwise become known to the Company (including, without limitation, information created, discovered, developed or made known by Employee during the period of or arising out of his employment by the Company, whether prior to or after the date hereof) or in which property rights have been assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is engaged. All such information is hereinafter called “Proprietary Information.” By way of illustration, but not limitation, Proprietary Information includes processes, formulas, codes, data, programs, know-how, improvements, discoveries, developments, designs, inventions, techniques, marketing plans, strategies, forecasts, new products, unpublished financial statements, budgets, projections, licenses, prices, costs, contracts and customer and supplier lists.

8.2 In consideration of the compensation received by the Employee from the Company and the covenants contained in this Agreement, Employee agrees as follows:

8.2.1 All Proprietary Information shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights, and other rights in connection therewith. Employee hereby assigns to the Company rights he may have or acquire in such Proprietary Information. At all times, both during his employment by the Company and after its termination, Employee will keep in strictest confidence and trust all Proprietary Information and will not use or disclose any Proprietary Information without the written consent of the Company, except as may be necessary in the ordinary course of performing his duties under this Agreement.

8.2.2 All documents, records, equipment and other physical property, whether or not pertaining to Proprietary Information, furnished to Employee by the Company or produced by Employee or others in connection with Employee’s employment with the Company shall be and remain the sole property of the Company. In the event of the termination of his employment by him or the Company for any reason, Employee will deliver to the Company all documents, notes, drawings, specifications, programs, data, customer lists and other materials of any nature pertaining to his work with the Company and Employee will not take with him or use any of the foregoing, any reproduction of any of the foregoing, or any Proprietary Information that is embodied in a tangible medium of expression.

8.2.3 Employee recognizes that the Company is engaged in a continuous program of development and marketing respecting its present and future business. Employee understands that as part of his employment by the Company he has been and is expected to make new contributions of value to the Company and that his employment has created a relationship of confidence and trust between him and the Company with respect to certain information applicable to the business of the Company or applicable to the business of any customer of the Company, which has been or may be made known to Employee by the Company or by any customer of the Company or which may have been or may be learned by Employee during the period of his employment by the Company.

9. Covenant Not to Compete.

9.1 In consideration for the payments to be made under this Agreement, Employee shall, for the greater of (a) a period of one year or (b) such period as Employee may be employed by the Company, refrain from, either alone or in conjunction with any other person, or directly or indirectly through its present or future affiliates:

(i) employing, engaging or seeking to employ or engage any person who within the prior twenty-four (24) months had been an officer or employee of the Company, unless in a venture not in direct competition with the Company;

(ii) causing or attempting to cause (A) any client, customer or supplier of the Company to terminate or materially reduce its business with the Company, or (B) any officer, employee or consultant of the Company to resign or sever a relationship with the Company;

(iii) disclosing (unless compelled by judicial or administrative process) or using any confidential or secret information relating to the Company or any of their respective clients, customers or suppliers; or

(iv) participating or engaging in (other than through the ownership of five percent (5%) or less of any class of securities registered under the Securities Exchange Act of 1934, as amended), or otherwise lending assistance (financial or otherwise) to any person participating or engaged in, any of the lines of business in which the Company is participating or engaged on the date of termination in any jurisdiction in which the Company participates or engages in such line of business on the date of termination.

Notwithstanding the foregoing, the restrictive covenants set forth in this Section 9 shall terminate immediately upon a termination of this Agreement by the Company without Cause pursuant to Section 5.4(ii).

9.2 The parties hereto recognize that the laws and public policies of the various states of the United States may differ as to the validity and enforceability of covenants similar to those set forth in this Section. It is the intention of the parties that the provisions of this Section be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions of this Section shall not render unenforceable, or impair, the remainder of the provisions of this Section. Accordingly, if any provision of this Section shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

9.3 The parties hereto acknowledge and agree that any remedy at law for any breach of the provisions of this Section would be inadequate, and Employee hereby consents to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.

9.4 The Company and the Employee acknowledge that the foregoing restrictive covenants in this Section 9 are essential elements of this Agreement and that, but for the agreement of the Employee to comply with those covenants, the Company would not have agreed to enter into this Agreement. The covenants by the Employee shall be construed as agreements independent of any other provision in this Agreement.

9.5 The Company and the Employee intend that the covenants contained in this Section 9 shall be construed as a series of separate covenants, one for each county of the State of Arizona and one for each State of the United States other than Arizona.

9.6 The Company and the Employee understand and agree that, if any portion of the restrictive covenants set forth in this Section 9 is held to be unreasonable, arbitrary, or against public policy, then that portion of those covenants shall be considered divisible as to time and geographical area. The Company and the Employee agree that, if any court of competent jurisdiction determines that the specified time period or the specified geographical area of application in any covenant is unreasonable, arbitrary, or against public policy, then a lesser time period, geographical area, or both, that is determined to be reasonable, nonarbitrary, and not against public policy may be enforced against Employee. The Company and the Employee agree and acknowledge that they are familiar with the present and proposed operations of the Company and believe that the restrictive covenants set forth in this Section 9 are reasonable with respect to their subject matter, duration, and geographical application.

9.7 The parties acknowledge that the status of the Employee in this business and industry is unique and the success of the Company in said business is materially and substantially dependent upon the continued employment of the Employee, and in the event the employment of the Employee is terminated for any reason, such business of the Company will be substantially and irrevocably damaged. In view thereof, the parties acknowledge that monetary damages alone will not fully compensate the Company in the event the Employee fails or refuses to comply with the terms of this Section 9 above when applicable, and agree that the Company, in addition to all other remedies provided in law and in equity, shall have the remedy of injunctive relief and specific performance to enforce the terms of said Section.

10. Arbitration. Except as otherwise provide herein, any controversies or claims arising out of, or relating to this Agreement or the breach thereof, shall be settled by arbitration in Phoenix, Arizona in accordance with the rules of, but not subject to the jurisdiction of, the American Arbitration Association, which decision shall be final and binding on the parties, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. For these purposes the arbitrator shall be an individual who has demonstrated that such individual is familiar with and has experience in the legal issues involving employer-employee relationships and has had no prior prejudicial contacts with either party. In addition to all other remedies provided in law or in equity, the arbitrator is hereby authorized to assess costs and attorneys’ fees against either party if the arbitrator finds, based on all the facts and circumstances, that the conduct of or the claims made by such party were unreasonable or substantially without merit.

11. Notice. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

If to Employee:	Benjamin M. Fink
410 North 44th Street
Phoenix, Arizona 85008
Telephone: (602) 794-4199

If to the Company:	Prosoft Learning Corporation
410 North 44th Street
Phoenix, AZ 85008
Facsimile No: (602) 794-4198
Attn: General Counsel

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

12. Invalid Provision. The invalidity or unenforceability of any particular provision of this Agreement in any jurisdiction shall not affect the other provisions hereof or the validity of that particular provision in any other jurisdiction, and the Agreement shall be construed in all respects as though such invalid or unenforceable provisions were omitted only in the jurisdiction in which the case is held to be invalid or unenforceable.

13. Interpretation. This Agreement shall be interpreted in accordance with the laws of the State of Arizona.

14. Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs, and legal representatives, including but not limited to any person, firm, corporation or other business entity which at any time, by merger, purchase or otherwise, acquires all or substantially all of the assets, equity or business of the Company. The duties and covenants of Employee under this Agreement, being personal, may not be delegated.

15. Entire Agreement; Modification. This Agreement constitutes the entire agreement between the parties, and may be changed only by an agreement in writing signed by the parties.

16. Headings. Sections and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signatures may be exchanged by telecopy, with original signatures to follow. Each of the parties hereto agrees that it will be bound by its own telecopied signature and that it accepts the telecopied signatures of the other parties to this Agreement. The original signature pages shall be forwarded to the Company or its counsel and the Company or its counsel will provide all of the parties hereto with a copy of the entire Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

“COMPANY”

Prosoft Learning Corporation, a Nevada corporation

By:	/s/ Jeffrey G. Korn
Name:	Jeffrey G. Korn
Title:	Chairman, Compensation Committee

“EMPLOYEE”

/s/ Benjamin M. Fink
Benjamin M. Fink